UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☐       Preliminary Proxy Statement

☐       Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐       Definitive Proxy Statement

☐       Definitive Additional Materials

☑       Soliciting Material under Rule 14a-12

Delphi Financial Group, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑       No fee required.

☐       Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4) Proposed maximum aggregate value of transaction:
(5) Total fee paid:
☐ Fee paid previously with preliminary materials.
☐   Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this communication may constitute “forward-looking statements.”  Actual results could differ materially from those projected or forecast in the forward-looking statements.  The factors that could cause actual results to differ materially include those referred to in filings of Delphi Financial Group, Inc. (“Delphi”) with the U.S. Securities and Exchange Commission (the “SEC”), as well as the following: operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers or suppliers) may be greater than expected following the announcement of the transaction; the retention of certain key employees at Delphi; the conditions to the completion of the transaction may not be satisfied, or the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; the parties may not be able to meet expectations regarding the timing, completion and accounting and tax treatments of the merger.  Tokio Marine Holdings, Inc. (“Tokio Marine”) and Delphi assume no obligation, and expressly disclaim any obligation, to update the information in this communication, except as otherwise required by law.  Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Important Information

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Delphi by Tokio Marine.  In connection with the proposed acquisition, Delphi intends to file relevant materials with the SEC, including a proxy statement on Schedule 14A. SECURITY HOLDERS OF DELPHI ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING DELPHI’S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.  Investors and security holders will be able to obtain the documents free of charge at the SEC’s web site, http://www.sec.gov, and may obtain documents filed by Delphi free of charge from Delphi’s website at www.delphifin.com.  In addition, the proxy statement and other documents filed by Delphi with the SEC (when available) may be obtained from Delphi free of charge by directing a request to Delphi Financial Group, Inc., c/o Investor Relations Department, 1105 North Market Street, Suite 1230, Wilmington, Delaware 19801.

Certain Information Regarding Participants

Tokio Marine and its directors, executive officers and certain employees and Delphi and its directors, executive officers and certain employees may be deemed to be participants in the solicitation of proxies from the holders of Delphi common stock in respect of the proposed transaction.  Security holders may obtain information regarding the names, affiliations and interests of Delphi and its directors and executive officers in Delphi’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which was filed with the SEC on March 1, 2011, and its definitive proxy statement for the 2011 Annual Meeting of Stockholders, which was filed with the SEC on April 14, 2011.  To the extent holdings of Delphi securities have changed since the amounts contained in the definitive proxy statement for the 2011 Annual Meeting, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.  Investors may obtain additional information regarding the interests of such participants by reading the proxy statement regarding the acquisition when it becomes available.  These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov and Delphi’s website at www.delphifin.com.

On December 21, 2011, Delphi Financial Group, Inc. (“Delphi”) hosted a conference call relating to the proposed merger of Delphi and Tokio Marine Holdings, Inc.  Below is a transcript of the conference call.

Operator: Ladies and gentlemen, thank you for standing by. Welcome to the Delphi Financial Group Conference Call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session, and instructions will be given at that time. [Operator Instructions] As a reminder, this conference is being recorded. I would now like to turn the conference over to our host, Mr. Robert Rosenkranz, Chairman of Delphi. Please go ahead, sir.

Robert Rosenkranz, Chairman

Hi, good morning. And thank you for joining today’s conference call.  Participating with me this morning from Delphi are Don Sherman, Delphi’s President; Stephan Kiratsous, our Chief Financial Officer; Nita Savage, VP, Finance; and Bernie Kilkelly, VP, Investor Relations.

Before we begin our prepared remarks, Bernie will read the safe harbor statement.

Bernard Kilkelly, Vice President – Investor Relations

For those listening to a replay of this call or reading a transcript, it is being held on December 21st, 2011.  It contains time-sensitive information that is current only as of this date.

Statements included in this communication that are not historical facts are forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include statements regarding expectations as to the completion of the Merger and the other transactions contemplated by the Merger Agreement. Forward-looking statements are based on our current expectations and beliefs concerning future events and involve risk factors that are referred to in filings with the SEC and are detailed in the joint press release issued today by Delphi and Tokio Marine.  Delphi specifically disclaims any duty to update forward looking statements made in this call.

In connection with the proposed acquisition, Delphi intends to file relevant materials with the SEC, including a proxy statement on Schedule 14A.  Delphi and its directors, executive officers and certain employees may be deemed to be participants in the solicitation of proxies from the holders of Delphi common stock in respect of the proposed transaction.  Security holders of Delphi are urged to read all relevant documents filed with the SEC, including Delphi’s Proxy Statement, because they will contain important information about the proposed transaction and the interests of Delphi and its directors and executive officers.  Investors and security holders can obtain these documents, when available, free of charge at the SEC’s website and Delphi’s website.

Now, I’ll turn it back to Bob.

Robert Rosenkranz, Chairman

Thank you, Bernie. Today marks a significant milestone in the growth of Delphi Financial Group.  As you know, this morning we announced that Delphi had entered into a definitive merger agreement with Tokio Marine Holdings, Inc., under which Tokio Marine will acquire all outstanding shares of Delphi for a total transaction value of approximately $2.7 billion dollars in cash.

On this call, we are going to describe the terms of the transaction and then take your questions.  I should note that we have posted on our website a presentation that was used by Tokio Marine in a meeting with their investors and analysts earlier this morning.  I will not be walking through that presentation on this call.

As some of you may already know, Tokio Marine is a leading Japan-based global insurance group with a network of offices in 39 countries. The group has more than $200 billion in assets and $35 billion of equity, and wrote over $30 billion of direct written premiums in its last fiscal year ended April 1, 2011. Tokio Marine has a track record of acquiring strong insurance companies, including Lloyd’s of London insurer, Kiln Ltd, and Philadelphia Consolidated.  Tokio Marine’s primary insurance subsidiaries enjoy an A.M. Best rating of A++, putting them in the highest tier of companies in the industry.

This is an excellent transaction for our shareholders and also for our employees and our customers.  Delphi will be a strategically important part of the Tokio Marine group and help continue its transformation into a global insurance enterprise.  Merging with Tokio Marine is exciting for Delphi because it will leverage our underwriting and investment expertise.  We will also have access to substantial resources to take advantage of acquisitions and other new business opportunities.

In this transaction, as described in the announcement this morning, Tokio Marine will acquire all of Delphi’s outstanding shares for cash and make Delphi a wholly-owned subsidiary through a merger.  The consideration is $43.875 per share for Class A common stock and $52.875 per share for Class B common stock.  In addition, Delphi will pay a special dividend of $1 dollar per share for each Class A and Class B share.

This all-cash offer provides immediate value to our shareholders and represents a compelling premium of 73% over the closing price last night for our Class A shareholders and 60% premium over a trailing twelve months average of $27.50.  Including the dividend, which is a mandatory part of the transaction that will be received by shareholders shortly after closing, the premium is 76% over yesterday’s closing stock price.  For these reasons, we believe this is a great outcome for our shareholders.

Tokio Marine is a strong and well capitalized company and they will finance the acquisition through the utilization of Tokio Marine Group cash on hand together with borrowings.  To be clear, there is no financing contingency as part of the transaction.  The closing of the transaction is subject to customary conditions, including regulatory approvals.  We expect the closing to occur in the first half of the second quarter of 2012.

I would next like to address why there are different prices between the Class A and Class B shares.  As many of you know, the dual class structure dates back to when Delphi first went public in 1990. The Class B shares have 10 votes each and represent 49.9% of the voting power of Delphi. When Tokio Marine first approached us, I recognized that their indicated valuation of Delphi would likely be very attractive to the public shareholders and should be seriously considered by the Delphi Board of Directors and management.

However, as a long-time shareholder of Delphi, and from my personal investment perspective, I was content, and even motivated, to remain an investor in the Company for the foreseeable future, and not be a seller.  And the indicated valuation was not sufficient, in my judgment, to meet my own investment objectives and get my support as a shareholder without some differential allocation.

I communicated my position to the board of directors, which formed a Special Committee of independent directors with very broad authority to evaluate the proposal and to negotiate with Tokio Marine and with me.  The Special Committee appointed first-class independent counsel and financial advisors Cravath Swaine & Moore and Lazard Frères.

Through negotiations with the special committee and its advisors, we were able to reach an allocation that met my objectives and is highly attractive to Class A shareholders.  The end result is a transaction that provides both a very attractive price for the Class A shareholders, as well as a valuation level for the Class B shares at which I’m a willing seller.

The independent Special Committee and the board have determined that the transaction is in the best interests of the Company and its shareholders, and the independent Special Committee has determined that the allocation of the purchase price between the two classes of shares is fair to the Class A shareholders.  Therefore, they have recommended the transaction to our public shareholders and I have also agreed to vote in favor of the transaction.

Finally, the public shareholders will have the final word with respect to the transaction.  The transaction is subject to approval by a majority of the public Class A shareholders, that is excluding all Class A shares held by me or any other Class B shareholder or other members of the Company’s senior management or board. So the unaffiliated shareholders have the decision in their hands to determine whether they want to accept the price being offered by Tokio Marine.

We believe process we have followed has been rigorously conducted on behalf of the class A shareholders and has produced a transaction with a price and terms that are highly compelling, and one that we can close relatively quickly as long as our public shareholders agree it is fair and vote to approve it.

We believe that Tokio Marine is an excellent fit for Delphi, as both companies have a long history of excellence with a customer driven approach, disciplined underwriting and a focus on long-term growth and profitability.  Tokio Marine’s credit quality and overall financial resources will open up avenues of expansion that should position us for tremendous growth over the longer term.

There are virtually no overlaps between the businesses of Tokio Marine and Delphi. So today’s announcement means that we can continue to execute our current strategic plan with the knowledge that we are now part of a stronger international operation with multiple opportunities for expansion.  We expect that Delphi and its subsidiaries will continue to operate with a high degree of autonomy and that there will be no significant changes in the way we do business, in our management teams or in our employees’ day-to-day activities.

I expect to continue in my current role at the Company, as will other members of the senior management team, and we very much look forward to working with Tokio Marine.  We will be discussing this further with them in the period prior to closing.

I want to close by saying how proud I am of our employees.  Their expertise in the employee benefits, excess workers’ compensation, large casualty, treaty reinsurance, annuity and investment areas, has created one of the most successful specialty insurance companies in the U.S.  We have consistently achieved high returns since I founded the company in 1987.  Our expertise, coupled with Tokio Marine’s global resources, should allow Delphi to realize growth and profitability superior to what we could achieve on a stand-alone basis.

And now we would be happy to take your questions.  Operator?

Operator: [Operator Instructions] Our first question comes from the line of Sachin Shah. Please go ahead.

Q.  Sachin Shah, Tullett Prebon:  Hi. Good morning. Just – I had a couple of questions on the U.S. regulatory approvals and which ones are required. And I think for the Philadelphia Consolidated, there was a Japanese approval required financial – FSA. Just wanted to find out if there was any others.

Also, if you could just maybe – you did mention a little bit about the background and about the special committee, but just wanted to find out if there were any other discussions with other companies before this deal was agreed to.

A: Robert Rosenkranz, Chairman:  Okay. Well, you asked two questions. The first is on conditions and you’re quite right. The Financial Service Agency, FSA, of Japan must approve the transaction. In the United States, as I indicated, a majority of the unaffiliated Class A shareholders have to approve it. And in the U.S., regulatory approval is required and expected to be received in the following locations: Illinois, Texas, Missouri, New York, Hawaii, and also in the Cayman Islands. There’s also the traditional Hart-Scott-Rodino filing. As far as your second question, that will be covered in the proxy when it’s filed.

Q. Okay. Thanks, follow-up as to the conditions, I think the Philadelphia Consolidated is something like 130 some days. You mentioned that this deal is expected to close in the first half of – the second quarter. I just wanted to confirm that so it’s around the same timeframe.

A: Yeah. That’s right. Sometime in that period is correct.

Q. Perfect. Thank you.

Operator: And our next question is from William Popper. Please go ahead.

Q. William Popper, ICAP:  Hi. Could you tell us how the Tokio Fire and Marine, the U.S. business, dovetails with your business, and do you have any plans to merge or combine the actual insurance companies?

A:  Robert Rosenkranz, Chairman: The actual insurance companies would not be combined. There’s absolutely no thought of that. But, what both Delphi and Philly Consolidated share are similar client base, mid-size companies, municipalities, hospital, education. And well, they focus – Philly focuses on short-term commercial package products. Delphi’s are in excess workers’ comp, group disability and group life. So, these are quite complementary and the thought is that by cross-selling to the same client base, we can create a pretty strong strategic fit here especially with Philly that would benefit both Philly and ourselves and, obviously, Tokio Marine.

Q.  Okay. One follow-up question; can you tell us are there any reserve cash or performance clauses in the merger agreement and how much tire-kicking Tokio has done on Delphi?

A:  I think that’ll be included in the merger agreement, which will be filed today and elaborated on in the proxy.

Operator: And at this time there are no other questions.

Robert Rosenkranz, Chairman

Okay. In that case, thank you very much for your participation in the call.

Operator:  Ladies and gentlemen, that does conclude our conference for today. Thank you for your participation and for using AT&T Executive Teleconference Service. You may now disconnect.